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                                                                    EXHIBIT 99.1

CONTACT:

David Oppenheimer                                             Michelle Lim
Vice President, Chief Financial Officer                       Investor Relations
(650) 356-3400                                                (650) 356-3438


                    DIGITAL IMPACT TO ACQUIRE MINESHARE, INC.

FOR IMMEDIATE RELEASE

SAN MATEO, Calif., July 19, 2000 -- Digital Impact, Inc. (Nasdaq: DIGI) , the company that brings science to eMarketing, today announced that it has entered into a definitive agreement to acquire MineShare, Inc., a customer intelligence and analysis company based in Santa Monica, California. The acquisition is intended to expand Digital Impact's eMarketing solutions and enhance the company's e-intelligence capabilities.

Digital Impact will acquire 100 percent of MineShare in exchange for approximately 2 million shares of Digital Impact common stock. The transaction, valued at approximately $34 million, is subject to approval by MineShare's shareholders and is expected to be completed in the next several weeks. The acquisition will be accounted for as a purchase. MineShare will continue to operate out of its current Santa Monica location.

"This is a strategic step for Digital Impact and MineShare as it further positions us as a comprehensive provider of eMarketing solutions," said William
C. Park, Chairman and Chief Executive Officer of Digital Impact. "With the acquisition of MineShare, we will offer our clients robust analytical tools and reporting capabilities so that they can deliver more relevant messages to their customers. Combined with our Email Exchange and Merchant Mail solutions, we believe we will be able to make the information derived from MineShare's analytical solutions actionable so that our clients have an integrated program for acquiring, retaining and analyzing their customers. In addition, we expect to capitalize in the future on the technologies currently under development at MineShare."

ABOUT DIGITAL IMPACT

Digital Impact, Inc. (Nasdaq: DIGI) offers Internet direct marketing, or eMarketing, services to businesses that wish to communicate more effectively online with their customers. The services Digital Impact provides are designed to maximize its clients' return on their marketing investment through focus on customer acquisition, retention and analysis programs. Digital Impact's proprietary Mass Personalization EngineTM (MPE) provides full assembly, delivery and analysis of messages constructed around the unique interests of individual customers, while the company's Adaptive Intelligent MarketingTM (AIM) Methodology optimizes marketing methods to address the diverse needs of an international customer base. Digital Impact is a member of the TRUSTe Privacy
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Program and works only with companies that are advocates of strict consumer privacy guidelines. Currently, Digital Impact works with over 140 clients including Dell Computer Corporation, Egghead.com, Inc., Hewlett-Packard, Macy's, MasterCard, Midwest Express Airlines and Travelocity, delivering campaigns to customers in the North America, European and Latin American markets. Founded in 1997, the company is headquartered in San Mateo, California, with East Coast offices in New York City and European offices in London.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Digital Impact's expectations, beliefs, hopes, intentions, or strategies regarding the future. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include, but are not limited to, the following: that the acquisition of MineShare will not close as currently expected, that the acquisition will not enhance Digital Impact's e-intelligence capabilities as currently expected, and that Digital Impact will not be able to combine its Email Exchange and Merchant Mail solutions with MineShare's analytical products. Further information that could affect Digital Impact's results is detailed in its periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2000.

Note to editors: Digital Impact, Merchant Mail, Email Exchange, Mass Personalization Engine and Adaptive Intelligent Marketing are trademarks of Digital Impact, Inc. All other brands or trademarks are the property of their respective owners.


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